Exhibit 99.1

FOR IMMEDIATE RELEASE June 27, 2011	For More Information Contact: Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Announces Terms of Reverse Stock Split

A Component of Plans for Listing on the NASDAQ Stock Exchange

Greenville, S.C. – Palmetto Bancshares, Inc., the parent company of The Palmetto Bank, today announced that it filed an amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of South Carolina to effect a 1-for-4 reverse stock split of its common stock. The reverse stock split will take effect at 11:59 p.m. on June 28, 2011 and will be effective with respect to shareholders of record at the close of business on that date (the “Effective Time”). As a result, at the Effective Time the Company’s 50.9 million outstanding shares of common stock will be reduced to 12.7 million. Fractional shares resulting from the reverse stock split for any individual shareholder will be rounded up to the next whole share. The reverse stock split will not have an impact on the overall economic value of the Company; however, since the reverse stock split will reduce the number of common shares outstanding it is expected to result in a corresponding increase in the bid price of the Company’s common stock.

The Company’s shares of common stock will continue to trade on the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “PLMT.PK” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. Following the 20 day period, the ticker symbol will revert back to “PLMT.PK.” In addition, the Company’s shares of common stock will also trade under a new CUSIP number effective June 29, 2011. Shareholders of record as of the Effective Time will receive a letter of transmittal from the Company’s transfer agent with instructions regarding the exchange of their common stock certificates into new certificates reflecting the post-split shares owned.

As noted in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 14, 2011, the primary objective in effecting the reverse stock split is to raise the per share trading price of the Company’s common stock so as to achieve eligibility for listing on The NASDAQ Capital Market stock exchange. Under the terms of the Stock Purchase Agreement related to the Private Placement consummated on October 7, 2010, the Company is required to use its reasonable best efforts to list its common stock on NASDAQ or other national securities exchange. The Company previously filed an application for listing on the NASDAQ and believes that the only remaining requirement for the initial listing is to maintain a bid price of at least $4.00 per share.

“The completion of the reverse stock split is one of the final steps to listing our common stock on the NASDAQ stock exchange,” said Samuel L. Erwin, the Company’s Chief Executive Officer. “Becoming listed on NASDAQ is important to our existing shareholders to increase liquidity and visibility in our common stock. This is an important and exciting milestone in our Company’s 104 year history as we continue our efforts to generate long-term value for our shareholders.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 104-year old independent state-chartered commercial bank and is the fourth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.3 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the Company’s web site at www.palmettobank.com.

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Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.